UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

Homeland Energy Solutions, LLC
(Name of Registrant as Specified In Its Charter

Golden Grain Energy, LLC
(Name of Person(s) Filing Proxy Statement, if other than the Registrant

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Additional Soliciting Materials

On November 29, 2013, Homeland Energy Solutions, LLC (the "Company") filed a Definitive Proxy Statement for the Company's Special Meeting to be held on December 19, 2013 (the "Proxy Statement"). On December 6, 2013, Golden Grain Energy, LLC sent out a letter in regards to the Special Meeting. The letter is set out in the attached exhibit.

Homeland Energy Solutions needs your vote
☑ FOR

Fellow Golden Grain Energy and Homeland Energy Solutions members:
As the board of Golden Grain Energy, we are urging you to make it a priority to vote FOR the proposed operating agreement amendment at Homeland’s upcoming special meeting on December 19, 2013.

Why is there a special meeting?
More than 640 Homeland investor/members submitted a petition this summer calling for a special meeting to vote on a change to Homeland’s operating agreement which would correct a voting imbalance in the election of directors by restricting those members who have rights to directly appoint directors from voting in the general direction election.

Why is This Vote Important to Golden Grain Energy?
With Golden Grain Energy’s investment in Homeland Energy you may have already heard from fellow investors in that company about the importance of approving this amendment in light of recent actions by Steve Retterath. We believe Steve Retterath is attempting to engineer the election of directors in his favor, using the weight of his membership units to take over control of Homeland’s board.

Homeland is seeking an injunction that would prevent Mr. Retterath from voting in the upcoming special election or at next year’s annual meeting. While the courts may rule in Homeland’s favor, we still feel it is vital to encourage EVERY MEMBER of Homeland to vote FOR the amendment to protect the rights of all members, including Golden Grain members not only in this instance but into the future.

What about Golden Grain Energy and Golden Grain Energy Members?
Yes, this amendment will also limit the influence available to Golden Grain Energy, as one of the largest investors in Homeland. Golden Grain, which has the right to appoint one director, would lose its right to vote in general director elections. As directors of GGE, we do not feel that is a bad thing. We feel that preventing any one investor from having undue influence over Homeland’s board is in the best interest of Homeland’s future, and therefore, imperative to the protection of GGE’s investment in Homeland.

What do I need to do?
If you are a Homeland Energy Member you should have received your proxy ballot for the special meeting about a week ago, please vote FOR the amendment, ensure that all necessary signatures are in place (both spouses may need to sign), and return the proxy immediately even if you plan to attend the meeting. Your vote is essential now to protect your vote in the future. If you have already voted and would like to change your vote a new ballot can be requested or reprinted off the HES website. The ballot with the last date will be the ballot counted.

Any questions about the Homeland Energy Solutions proposed operating agreement amendment or Golden Grain Energy’s position on the proposal can be directed to any of the Golden Grain Energy directors or by calling the office at (641) 423-8525

Golden Grain Energy Board of Directors

Dave Soverign, Chairman	Roger Shaffer
Steve Sukup, Vice Chairman	Marion Cagley
Stan Laures, Secretary	Jerry Calease
Jim Boeding	Leslie Hansen
Duane Lynch	Dave Reinhart